CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-257617) on Form S-8 of Titan International, Inc. of our report dated April 17, 2024, relating to the consolidated financial statements of The Carlstar Group LLC, included in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Nashville, Tennessee
May 16, 2024